Exhibit 99.2

For Immediate Release	Contact:	Lauren Day
April 11, 2012		(973) 802-8026

Prudential Financial, Inc. Announces Results of Consent Solicitation

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today announced the successful completion of its solicitation of consents (the “Consent Solicitation”) from holders of record at 5:00 p.m., New York City time, on April 2, 2012 of its 6.625% Medium-Term Notes, Series D, due 2037 (the “Notes”) to terminate (i) the Replacement Capital Covenant, dated as of June 17, 2008, that the Company had made in favor of the holders of the Notes in connection with the Company’s issuance of its 8.875% Fixed-to-Floating Rate Junior Subordinated Notes due 2068 and (ii) the Replacement Capital Covenant, dated as of June 30, 2008, that the Company had made in favor of the holders of the Notes in connection with the Company’s issuance of its 9.0% Junior Subordinated Notes due 2068 (collectively, the “Replacement Capital Covenants”).

The Consent Solicitation expired at 5:00 p.m., New York City time, on Wednesday, April 11, 2012. Holders of the Notes who validly delivered and did not revoke their consent prior to the expiration of the Consent Solicitation will receive a consent fee of $10.00 for each $1,000 principal amount of Notes for which consent was validly delivered and not validly revoked.

The Company received the consent of holders of a majority in principal amount of the Notes, as required for the termination of the Replacement Capital Covenants. The termination of the Replacement Capital Covenants is effective with respect to all holders of the Notes, including non-consenting holders and all subsequent holders of the Notes.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $901 billion of assets under management as of December 31, 2011, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are

(more)

committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit http://www.news.prudential.com.